EXHIBIT 10.90

            FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is made effective as of October 14, 1998 by and between RANDEEP GREWAL
(the "Executive") and HORIZONTAL VENTURES, INC., a Colorado corporation (formerly known as Petro Union, Inc.) (the
"Employer").

                             RECITALS

     WHEREAS, the Employer and the Executive entered into that certain Employment Agreement dated September 9, 1997 (the
"Agreement"), and

     WHEREAS, the Employer and the Executive desire to amend certain provisions of the Agreement as of the date hereof, and

     WHEREAS, the Employer and the Executive desire to amend certain additional provisions of the Agreement contingent upon, and effective as of, the closing of a transaction between the Employer and SABA Petroleum Company, whereby the Employer shall gain effective control of SABA Petroleum Company (the "SABA Petroleum Transaction"), presently scheduled to close in or about December, 1998.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, and for good and valuable consideration, agree as follows:

     1. Effective as of the date hereof, the Agreement shall be amended as follows:

           a. The second and third sentences of Section 3(a) of the Agreement are deleted in their entirety and the following shall be inserted in place thereof:

           In addition, at the option of the Executive's
           Estate, the Employer shall either (i) pay to the Executive's Estate, in a lump sum within 60 days of the end of the Employer's then-current fiscal year, an amount (to the extent such amount is a positive number) equal to the value of all Employer stock and stock options held by the Executive as of the date of his death, or (ii) distribute to the Executive's Estate, within 60 days of the Executive's death, all Employer stock and stock options held by the Executive as of the date of his death, all in accordance with the terms of any benefits to which the Executive would be entitled in any plan in which he is a participant.

           b. Section 3(b) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

                 (b)   Disability.  In the event that the
           Executive in unable to substantially perform his duties hereunder for a period of six months during any continuous period of 12 months due to physical or mental illness or disability, whether or not connected to his employment hereunder, the Employer shall have the right, by written notice to the Executive, to place the Executive on disability status. In such event, the Employer shall pay to the Executive (or to his Estate if the Executive is no longer alive) his base salary and furnish to the Executive and his family all benefits during the Severance Period. The determination of the Executive's disability shall be made by the Executive's regular treating physician. If the Employer disagrees with the conclusion of said physician, it may engage a second physician to examine the Executive. If these physicians disagree, then the parties shall select a third physician to examine the Executive, in which event their majority opinion shall be conclusive.

           c. Clause "(iv)" of Section 3(c) of the Agreement is deleted in its entirety.

           d. Clause "(iii)" of Section 3(d) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

           (iii) Employer's requirement of the Executive that he be based at any office or location other than New York, New York, except for travel reasonably required in the performance of the Executive's responsibilities;

           e. Clause "(iii)" of Section 3(e) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

           (iii) specifies the effective date of the termination
(which date shall be not more than 15 days after the giving of such notice) (the "Date of Termination").

           f. Clause "(B)" of Section 4(d)(i) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

                 B.   the Executive's base salary for
           the balance of the term of this Agreement at the rate in effect as of the Date of Termination; and

           g. Clause "(F)" of Section 4(d)(i) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

                 F.   at the option of the Executive or
           his legal representative, the Employer shall either (i) pay to the Executive or his legal representative, in a lump sum within 30 days of the Date of Termination, an amount (to the extent such amount is a positive number) equal to the value of all Employer stock and stock options held by the Executive as of the Date of Termination, or (ii) distribute to the Executive or his legal representative, within 30 days of the Date of Termination, all Employer stock and stock options held by the Executive as of the Date of Termination. Further, for the remainder of the Severance Period, or such longer period as any plan, program or policy may provide, the Employer shall continue benefits to the Executive and the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs and policies described in this Agreement as if the Executive's employment had not been terminated, including health insurance and life insurance, or, if more favorable, in accordance with the plans, programs or policies of the Employer in effect at any time thereafter with respect to other key executives and their families; for purposes of eligibility for retiree benefits pursuant to such plans, programs and policies, the Executive shall be considered to have remained employed until the end of the Severance Period and to have retired on the last day of such period.

           h. Section 8 of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

                 8.   Stock Grants.  Upon the Effective
           Date, the Executive shall be issued 30,000 shares of the Employer's Common Stock, no par value per share. These shares shall be fully vested and non-forfeitable as of the date of their issuance.

           i. Section 9(e) of the Agreement is deleted in its entirety and the following shall be inserted in place thereof:

                 (e)   Fringe Benefits.  During the term,
           the Executive shall be entitled to those fringe benefits offered to other key employees of Employer, as well as an automobile allowance of $1,000 per month.

     2.    Effective immediately upon the close of the SABA
Petroleum Transaction, the Agreement shall be amended as follows:

           a.    The first paragraph of Section 3 of the
Agreement shall be deleted in its entirety and the following shall be inserted in place thereof:

                 3.    Term and Termination.  The term of
           this Agreement shall commence on the Effective
           Date and shall continue uninterrupted through and including the fifth anniversary of the closing of SABA Petroleum Transaction unless sooner terminated or extended by mutual written agreement. The Executive's employment hereunder may be terminated as follows:

           b. The first sentence of Section 7 of the Agreement shall be deleted in its entirety and the following shall be inserted in place thereof:

           In consideration for his services, Employer shall pay the Executive a salary at the rate of $250,000 per annum.

     3.     Miscellaneous.

            a. All other provisions of the Agreement, to the extent not amended or superseded by the terms of this First
Amendment to the Agreement, are hereby ratified and reaffirmed.

            b. The parties acknowledge that the Agreement, as amended or superseded by the terms of this First Amendment to the Agreement, constitutes all of the terms of the Employer's employment of the Executive during the term set forth in the Agreement, as amended, and that such terms integrate all previous oral and written communications and understandings between the parties with respect to the terms of the Employer's employment of the Executive. The parties also acknowledge that any representations made or communications effected by them, in each case relating to this First Amendment to the Agreement, as void unless set forth in this writing.

            c. This First Amendment to the Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and permitted assigns.

            d. This First Amendment to the Agreement may be executed in one or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            e. This First Amendment to the Agreement shall be governed by and construed in accordance with the domestic laws of, and enforced exclusively in, the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

            f.    No amendment of any provision of this First
Amendment to the Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Agreement as of the date first above written.

                                  EMPLOYER:

                                  HORIZONTAL VENTURES, INC.


                                  By:__________________________
                                     Name:
                                     Title:


                                  EXECUTIVE


                                   /s/ Randeep S. Grewal
                                   _____________________________
                                   Randeep Grewal